Exhibit 99.1

InfuSystem Holdings, Inc.
31700 Research Park Drive
Madison Heights, MI 48071
248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum
Lytham Partners, LLC
602-889-9700

INFUSYSTEM HOLDINGS, INC. REPORTS

SECOND QUARTER 2016 FINANCIAL RESULTS

Second Quarter 2016 Net Revenues UP 11%

MADISON HEIGHTS, MICHIGAN, August 10, 2016 — InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States, today reported financial results for the quarter ended June 30, 2016.

Highlights for the second quarter of 2016 included:

•	Net Revenues totaled $19.1 million, an increase of 11% versus second quarter 2015 net revenues of $17.2 million.

•	Net Collected Revenues increased 12% over last year’s comparable quarter.

•	Net Collected Rental Revenues increased 11% over last year’s comparable quarter.

•	Product sales increased 21% to $1.9 million over last year’s comparable quarter.

•	Bad debt decreased 7% for the quarter compared to the prior year period, as a result of the Company’s increased focus on new payor contracts and patient collections.

•	Net Income of $0.7 million, or diluted EPS of $0.03, compared to second quarter 2015 net income of $0.8 million or diluted EPS of $0.03.

•	AEBITDA increased 10% to $4.3 million and AEBITDA margin was 22.8%.

•	The Company purchased $2.7 million in the second quarter and $5.8 million YTD of medical equipment in rental service expected to be deployed during the second half of the year.

Management Discussion

Eric K. Steen, chief executive officer of InfuSystem, said, “In the face of sweeping changes by the federal government to the Medicare patient ambulatory pump reimbursement process during the second quarter, which has been described in detail in our SEC filings, our team achieved double-digit growth with a 10% increase in our net rental revenues driven by a 24% increase in our direct rental business. During the first half of the year we added 116 new customers and we deployed a record of approximately 2,500 infusion pumps into the oncology market; setting the stage for strong revenue growth in the second half of 2016. I am pleased with the dedication, hard work and focus of all our employees to quickly adapt and work with our customers to navigate through the new CMS reimbursement changes.”

Mr. Steen continued, “We continued to expand the rollout of our new EXPRESS system, as we now have approximately 1,375 medical facilities converted to our new connectivity system. InfuSystem EXPRESS delivers significant operating efficiencies to our customers by eliminating duplicate data entry and errors associated with human input. Also, we are directly integrated to the electronic medical record system with 114 facilities utilizing our InfuBus™ integration engine.”

Mr. Steen concluded, “It is important to note that upon placement of an infusion pump with new large hospital customers, it can take up to 6 months before we start to recognize revenue from that pump. Given the record number of pumps that have been deployed in the first half of the year and the number of new customers added to our base, we expect that our gross margins will be positively impacted as deployments slow from recent record levels and we recognize the additional revenue. Our goal is to continue to build off this positive momentum, deliver meaningful IT solutions, diversify our revenue stream and finish the year with solid top- and bottom-line growth.”

Second Quarter Results

Net revenues in the second quarter of 2016 were $19.1 million, an increase of $1.9 million, or 11%, from $17.2 million in the second quarter of 2015. Net rental revenues increased 10% to $17.2 million; net revenues from product sales, mainly disposables, increased 21% to $1.9 million from the second quarter of 2015. The increase in net revenues can be attributed to greater rental volume with new and existing sites of therapy, partially offset by a higher mix of Medicaid and patient payors in our rental business, which generally have lower collection rates than commercial payors.

The Company is focused on net rental revenues less bad debt (“Net Collected Rental Revenues”) versus prior year. Net Collected Rental Revenues increased 11% to $16.1 million versus $14.5 million in the comparable quarter of 2015. Bad debt as a percentage of net revenues decreased to 6% compared to 7% for the same prior year period.

Net income in the second quarter was $0.7 million, equal to $0.03 per diluted share, compared to net income of $0.8 million, or $0.03 per diluted share, in the same prior year period. Adjusted net income, adding back interest expense and other income and expenses was $0.8 million, or $0.04 per diluted share, compared to $1.1 million, or $0.05 per diluted share, in the same prior year period.

Gross profit for the three months ended June 30, 2016 was $12.1 million, an increase of $0.2 million, or 2%, from $11.9 million in the second quarter of 2015. It represented 63% of net revenues in the second quarter compared to 69% in the prior year period. The decrease in gross profit as a percentage of net revenues for the period is mainly due to the increase in cost of revenues – product and supply costs, including $0.5 million for additional depreciation on newly purchased pumps.

During the three months ended June 30, 2016, general and administrative (“G&A”) expenses were $6.4 million, an increase of $0.4 million, or 7%, compared to $6.0 million for the same prior year period. The increase in G&A expenses versus the same prior year period was mainly attributable to increases in spending on IT of $0.9 million, offset by decreases in stock compensation expense and professional fees of $0.5 million.

Selling and marketing expenses for the 2016 second quarter were $2.3 million, a decrease of $0.4 million, or 14%, compared to $2.7 million in the second quarter of 2015. Other expenses for the second quarter of 2016 were $0.3 million compared to $0.4 million for the same prior year period. This is a direct result of the lower interest rates associated with the Company’s new credit facility.

Adjusted EBITDA was $4.3 million, an increase of 10% for the second quarter of 2016 compared to $3.9 million for the same period in 2015. The Company utilizes Adjusted Net Income and Adjusted EBITDA as a means to measure its operating performance. A reconciliation from GAAP operating measures to Adjusted Net Income and Adjusted EBITDA, both non-GAAP measures, can be found in the appendix. Adjustments during the quarter were for severance related to our sales force management restructure and for costs associated in identifying and investigating strategic alternatives.

Financial Condition

Cash provided by operating activities for the six months ended June 30, 2016 was $1.9 million compared to $3.8 million for the six months ended June 30, 2015. This decrease is mainly due to increases in accounts receivable and decreases in other current liabilities.

Cash used in investing activities was $5.4 million for the six months ended June 30, 2016, compared to cash used of $11.4 million for the six months ended June 30, 2015. The decrease in cash used was due primarily to the $3.8 million payment for the Ciscura acquisition made during the six months ended June 30, 2015. The Company has spent approximately $2.5 million on IT capital projects for the year. There was also a decrease in spending on non-pump assets of $0.1 million and a $0.9 million increase in cash used to purchase medical equipment.

As of June 30, 2016, the Company maintained cash and cash equivalents of $0.8 million and $3.3 million of net availability under the Revolver compared to $0.8 million and $9.9 million, respectively, at December 31, 2015.

Guidance

The Company maintains, for 2016, guidance of high single digit net collected revenue growth.

Conference Call

The Company will conduct a conference call for investors on Wednesday, August 10, 2016 at 11:00 a.m. Eastern Time to discuss second quarter performance and results. Eric K. Steen, chief executive officer, Jan Skonieczny, chief operating officer, Chris Downs, interim chief financial officer, Trent Smith, chief accounting officer and the Company’s outgoing chief financial officer, Jonathan P. Foster will discuss the Company’s financial performance and answer questions from the financial community. To participate in this call, please dial in toll-free (800) 446-1671 and use the confirmation number 43085578. This press release will be available on most financial websites. Additionally, a web replay will be available on the Company’s website for 30 days.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP information. It is management’s intent to provide non-GAAP financial information in order to enhance readers’ understanding of its consolidated financial information as prepared in accordance with GAAP. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure and the corresponding GAAP financial measures are presented so as to not imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies. Additional information about non-GAAP financial measures and a reconciliation of those measures to the most directly comparable GAAP measures are included later in this release.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas, Georgia and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, potential changes in overall healthcare reimbursement, including CMS competitive bidding, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions & joint ventures, U.S. Healthcare Reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and covenants, and other risks associated with our common stock, as well as any litigation to which the Company may be involved in from time to time; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2015 and in other filings made by the Company from time to time with the Securities and Exchange Commission, including our Form 10-Q for the second quarter of 2016. Our annual report on Form 10-K is available on the SEC’s EDGAR website at www.sec.gov, and a copy may also be obtained by contacting the Company. All forward-looking statements made in this press release speak only as of the date hereof. We do not intend, and do not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	June 30,	December 31,
(in thousands, except share data)	2016	2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$805	$818
Accounts receivable, less allowance for doubtful accounts of $4,485 and $4,737 at June 30, 2016 and December 31, 2015, respectively	16,953	14,206
Inventory	2,096	1,916
Other current assets	1,207	861
Deferred income taxes	2,743	2,743

Total Current Assets	23,804	20,544
Medical equipment held for sale or rental	1,524	2,277
Medical equipment in rental service, net of accumulated depreciation	29,805	27,837
Property & equipment, net of accumulated depreciation	2,236	2,370
Intangible assets, net	31,855	31,534
Deferred income taxes	10,821	11,502
Other assets	222	251

Total Assets	$100,267	$96,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,346	$6,586
Current portion of long-term debt	5,939	5,060
Other current liabilities	2,560	3,641

Total Current Liabilities	13,845	15,287
Long-term debt, net of current portion	33,482	29,750

Total Liabilities	$47,327	$45,037

Stockholders’ Equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 22,821,647 and 22,623,987, respectively, as of June 30, 2016 and 22,739,550 and 22,541,890, respectively, as of December 31, 2015	2	2
Additional paid-in capital	91,681	91,238
Retained deficit	(38,743)	(39,962)

Total Stockholders’ Equity	52,940	51,278

Total Liabilities and Stockholders’ Equity	$100,267	$96,315

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands, except share and per share data)	June 30		June 30
	2016	2015	2016	2015
Net revenues:
Rentals	$17,185	$15,616	$34,423	$30,755
Product Sales	1,881	1,554	3,687	3,140

Net revenues	19,066	17,170	38,110	33,895
Cost of revenues:
Cost of revenues — Product, service and supply costs	4,789	3,656	8,295	6,671
Cost of revenues — Pump depreciation and disposals	2,191	1,660	4,422	3,281

Gross profit	12,086	11,854	25,393	23,943

Selling, general and administrative expenses:
Provision for doubtful accounts	1,067	1,143	2,814	2,337
Amortization of intangibles	922	713	1,834	1,344
Selling and marketing	2,324	2,687	5,139	5,424
General and administrative	6,392	5,994	13,061	11,969

Total selling, general and administrative	10,705	10,537	22,848	21,074

Operating income	1,381	1,317	2,545	2,869
Other income (expense):
Interest expense	(327)	(387)	(632)	(1,059)
Loss on extinguishment of long term debt	—	—	—	(1,599)
Other income	7	—	27	19

Total other expense	(320)	(387)	(605)	(2,639)
Income before income taxes	1,061	930	1,940	230
Income tax (expense) benefit	(337)	(147)	(721)	138

Net income	$724	$783	$1,219	$368

Net income per share:
Basic	$0.03	$0.03	0.05	0.02
Diluted	$0.03	$0.03	0.05	0.02
Weighted average shares outstanding:
Basic	22,620,386	22,381,487	22,584,462	22,345,309
Diluted	23,109,870	22,824,965	23,069,900	22,743,948

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	June 30
(in thousands)	2016	2015

NET CASH PROVIDED BY OPERATING ACTIVITIES	$1,869	$3,787

INVESTING ACTIVITIES
Acquisition of business	—	(3,786)
Purchase of medical equipment and property	(7,187)	(9,474)
Proceeds from sale of medical equipment and property	1,827	1,876

NET CASH USED IN INVESTING ACTIVITIES	(5,360)	(11,384)

FINANCING ACTIVITIES
Principal payments on revolving credit facility, term loans and capital lease obligations	(29,190)	(43,586)
Cash proceeds from revolving credit facility	32,575	51,546
Debt issuance costs	—	(157)
Common stock repurchased to satisfy statutory withholding on employee stock based compensation plans	(33)	(48)
Cash proceeds from stock plans	126	118

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,478	7,873

Net change in cash and cash equivalents	(13)	276
Cash and cash equivalents, beginning of period	818	515

Cash and cash equivalents, end of period	$805	$791

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(UNAUDITED)

NET INCOME TO ADJUSTED EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2016	2015	2016	2015
Net income	$724	$783	$1,219	$368
Adjustments:
Interest expense	327	387	632	1,059
Income tax expense (benefit)	337	147	721	(138)
Depreciation	1,730	1,229	3,373	2,332
Amortization	922	713	1,834	1,344

EBITDA	$4,040	$3,259	$7,779	$4,965
Stock compensation	137	330	350	617
Loss on early extinguishment of long term debt	—	—	—	1,599
Severance	75	—	75	202
Strategic alternatives/transition costs	95	351	195	404

EBITDA - Adjusted	$4,347	$3,940	$8,399	$7,787

OPERATING INCOME TO ADJUSTED NET INCOME:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2016	2015	2016	2015
Operating income	$1,381	$1,317	$2,545	$2,869
Adjustments:
Severenace	75	—	75	202
Strategic altneratives/transition costs	95	351	195	404
Interest expense	(327)	(387)	(632)	(1,059)
Other income	7	—	27	19

Income before income taxes - adjusted	$1,231	$1,281	$2,210	$2,435
Income tax expense	391	202	822	675

NET INCOME - adjusted	$840	$1,079	$1,388	$1,760

Net income per share:
Basic	$0.04	$0.05	$0.06	$0.08
Diluted	$0.04	$0.05	$0.06	$0.08
Weighted average shares outstanding:
Basic	22,620,386	22,381,487	22,584,462	22,345,309
Diluted	23,109,870	22,824,965	23,069,900	22,743,948